PRELIMINARY COPY — SUBJECT TO COMPLETION, DATED JUNE 3, 2026

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

___________________

SCHEDULE 14A

___________________

Consent Revocation Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

(Amendment No. 1)

☒	Filed by the Registrant
☐	Filed by a Party other than the Registrant

Check the appropriate box:

☒	Preliminary Consent Revocation Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Consent Revocation Statement
☐	Definitive Additional Materials
☐	Soliciting Material under § 240.14a-12

Fermi Inc.
(Name of Registrant as Specified in its Charter)

Payment of Filing Fee (check the appropriate box):

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☐	Fee previously paid with preliminary materials
☐	Fee computed

On table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

PRELIMINARY COPY — SUBJECT TO COMPLETION, DATED JUNE 3, 2026

FERMI INC.

CONSENT REVOCATION STATEMENT OF FERMI INC.
IN RESPONSE TO A SOLICITATION STATEMENT TO CALL A SPECIAL MEETING OF SHAREHOLDERS BY TOBY R. NEUGEBAUER

THIS CONSENT REVOCATION STATEMENT IS BEING SOLICITED BY MANAGEMENT OF FERMI INC.

[•], 2026

This Consent Revocation Statement (this “Revocation Statement”) and the accompanying WHITE revocation card (the “WHITE Revocation Card”) are being furnished by Fermi Inc., a Texas corporation (“we,” the “Company” or “Fermi”), to the holders of outstanding shares of our common stock in connection with the solicitation of agent designations (“Agent Designations”) by Toby R. Neugebauer and certain affiliated entities and other persons (collectively, the “Neugebauer Group”) for the purpose of calling a special meeting of shareholders of the Company. This Revocation Statement and the enclosed WHITE Revocation Card are first being mailed to shareholders on or about [•], 2026.

As you may be aware, Toby R. Neugebauer served as Co-Founder and Chief Executive Officer (“CEO”) of the Company from its inception until April 17, 2026, when he was removed from the role of CEO by the board of directors (the “Board”). On April 30, 2026, Mr. Neugebauer’s employment was terminated for cause by a committee of independent directors of the Board (the “R&D Committee”), which had been tasked with evaluating certain conduct involving Mr. Neugebauer. The R&D Committee terminated Mr. Neugebauer for cause due to conduct the R&D Committee determined to be in violation of his employment agreement, including: (i) material misrepresentations to and lack of transparency with the Board; (ii) repeated public communications in violation of his fiduciary duties, non-disclosure obligations, and Company policies, notwithstanding repeated requests to cease such behavior; (iii) unauthorized meetings with third parties regarding Company transactions in violation of Company policies; (iv) a repeated pattern of threatening, abusive and bullying behavior both within and outside Fermi in violation of Company policies; and (v) other repeated personal conduct in violation of Company policies.

Immediately following his termination for cause, Mr. Neugebauer began to publicly agitate for an immediate sale or change-of-control transaction that the Board believes is premature and not in the best interests of shareholders. Subsequently, he has advocated for alternative corporate transactions which the current Board is already in the process of evaluating. On May 5, 2026, the Neugebauer Group filed a Schedule 14A, which was subsequently amended on May 26, 2026 (the “Neugebauer Solicitation Statement”), with the United States Securities and Exchange Commission (the “SEC”) pursuant to which the Neugebauer Group is asking you to appoint certain individuals to be named by Mr. Neugebauer as your agent for the purpose of calling a special meeting of the shareholders of the Company (the “Neugebauer Solicitation”). As of [•], 2026, the Neugebauer Group had combined beneficial ownership in the Company of an aggregate of [•] shares of Common Stock, or approximately [•]% of the shares of the Company’s Common Stock outstanding.

After careful consideration and consultation with its independent legal advisors, a committee of independent directors of the Board tasked with oversight of Mr. Neugebauer’s shareholder proposals (the “Independent Committee”) has determined by a unanimous vote that a special meeting does not serve the interests of the Company’s shareholders. If Neugebauer is able to call a special meeting to expand the Board and elect his seven nominees to the Board, the Neugebauer Solicitation would give a single shareholder owning approximately [•]% of the Company’s stock control over the Board and the direction of the Company, given that Mr. Neugebauer has already exercised contractual designation rights under a director nomination agreement to place two directors — the former Chief Financial Officer and the current Chief Power Officer — on the Board.

Rather than put forward its proposals at the Company’s 2026 annual meeting of shareholders, the Neugebauer Group is now soliciting your Agent Designation to demand a special meeting of the Company’s shareholders, to consider and vote upon a number of proposals put forth by it, including (i) the “Bylaws Restoration Proposal” to repeal any provisions of the Company’s Amended and Restated Bylaws (the “Bylaws”) in effect at the time of effectiveness of such proposal which were not included in the Bylaws filed with the SEC on October 3, 2025 and adopted by the Board without shareholder approval, including the amendments adopted by the Board on May 13, 2026 that create a supermajority threshold for shareholders to adopt the Board Size Proposal; (ii) the “Board Size Proposal” to amend and restate Section 3.2 of the Bylaws to permit both the Company’s shareholders and the Board to determine the number of directors on the Board; (iii) the “Fair Elections Proposal” to amend and restate Section 2.16(f) of the Bylaws to purportedly clarify and affirm that shareholders may nominate directors at special meetings called for such purpose, including the special meeting contemplated by the Neugebauer Solicitation Statement; (iv) the “Board Increase Proposal” contingent upon the passage of the Board Size Proposal, a proposal to increase the size of the Board by seven directors above its then-current size; (v) the “Director Election Proposal” contingent upon the passage of the Board Size Proposal and the Board Increase Proposal, the election of seven director nominees chosen by Mr. Neugebauer, including Mr. Neugebauer himself, to fill the newly created seats; (vi) the “Director Removal Proposal” pursuant to Section 3.4 of the Bylaws, to remove for cause each of Marius Haas, Cordel Robbin-Coker and Lee McIntire as directors of the Company; and (vii) the “Director Replacement Proposal” contingent upon the adoption of the Director Removal Proposal, to elect David A. Daglio, Toby R. Neugebauer and Juan A. Pujadas to serve as directors of the Company, to the extent such persons are not elected pursuant to the Director Election Proposal (collectively, the “Neugebauer Proposals”).

Under the Company’s Certificate of Incorporation (the “Charter”) special meetings of shareholders of the Company may be called by the holders of not less than 50% of the Company’s then outstanding shares of capital stock entitled to vote at such special meeting.

As of [April 26, 2026], there were [637,574,239] shares of common stock issued and outstanding. This means that in order to request the special meeting in accordance with the Charter, the Neugebauer Group would need to validly deliver to the Company to request a special meeting (a “Special Meeting Request”) on behalf of holders of approximately [318,787,120] shares of common stock, including the [146,516,035] shares purported to be owned by the Neugebauer Group (as of [May 5, 2026]. and comply with the notice requirements set forth under Section 2.16 of the Company’s Bylaws. The actual number of shares of our common stock for which a Special Meeting Request will need to be received in order to request a special meeting will depend on the number of shares that are outstanding at the time a Special Meeting Request on behalf of holders of at least 50% of the outstanding shares of common stock are delivered to the Company pursuant to our Charter.

As of [•], 2026, our directors and executive officers collectively beneficially owned [•] shares of common stock, representing approximately [•]% of the [•] shares of common stock issued and outstanding. Each such person will make an independent determination, in their individual capacity as a shareholder, whether to grant an Agent Designation with respect to any of their shares of common stock.

For additional information regarding the mechanics of the solicitation, see “The Special Meeting Request Procedure — Effect of Green Agent Designation Card” and “— Effect of White Revocation Card.”

THE INDEPENDENT COMMITTEE HAS DETERMINED UNANIMOUSLY THAT THE NEUGEBAUER SOLICITATION IS CONTRARY TO THE BEST INTERESTS OF THE COMPANY AND ITS SHAREHOLDERS, AND STRONGLY OPPOSES THE SOLICITATION OF AGENT CONSENTS BY THE NEUGEBAUER GROUP. ACCORDINGLY, THE INDEPENDENT COMMITTEE RECOMMENDS THAT YOU DO NOT SIGN ANY GREEN AGENT DESIGNATION CARD SENT TO YOU BY THE NEUGEBAUER GROUP. WHETHER OR NOT YOU HAVE PREVIOUSLY EXECUTED THE NEUGEBAUER GROUP’S GREEN AGENT DESIGNATION CARD, YOU MAY ELECT AGAINST THE CALLING OF A SPECIAL MEETING, AND YOU MAY REVOKE ANY PREVIOUSLY EXECUTED AGENT DESIGNATION TO CALL A SPECIAL MEETING, IF YOU SIGN, DATE AND DELIVER THE ENCLOSED WHITE REVOCATION CARD USING THE POSTAGE-PAID ENVELOPE PROVIDED AT ANY TIME PRIOR TO THE DATE OF ANY SPECIAL MEETING.

If you have questions or need assistance revoking your Agent Designation for your shares, please contact our proxy solicitor, Innisfree M&A Incorporated (“Innisfree”), toll-free at (877) 750-0537.

i

QUESTIONS AND ANSWERS ABOUT THIS REVOCATION STATEMENT

Why am I receiving this Revocation Statement?

The Neugebauer Group recently filed the Neugebauer Solicitation Statement pursuant to which it is seeking to require the Company to call a special meeting of shareholders to vote upon a number of proposals that the Neugebauer Group has selected. At the proposed special meeting, the Neugebauer Group expects the Company’s shareholders to consider and vote upon the proposals described under “Description of the Neugebauer Group Proposals.” The Independent Committee believes that the calling of a special meeting at this time is inappropriate, disruptive and contrary to the interests of the Company’s shareholders, see the Independent Committee’s recommendation under “Recommendation of the Independent Committee of the Board of Directors and Reasons for the Recommendation.”

You are receiving this Revocation Statement as a shareholder of the Company as of the date of this Revocation Statement. As further described below, you should sign, date and deliver the enclosed WHITE Revocation Card, by mail in the event you desire to:

1.      Revoke any Agent Designation that you may have delivered or caused to be delivered to request that we call a special meeting; or

2.      Communicate that you do not believe a special meeting is necessary or express your opposition to a special meeting, even if you have not already submitted an Agent Designation.

Who is making this solicitation?

The Company is making this solicitation.

Should I oppose the Neugebauer Group’s efforts to call a special meeting?

The Independent Committee believes that, through the Neugebauer Solicitation, the Neugebauer Group is seeking to seize control of the Board by increasing the size of the Board and packing the Board with seven directors hand-picked by the Neugebauer Group in addition to the two directors hand-picked by the Neugebauer Group who currently serve on the Board. His stated strategic rationale for electing these directors is so that they might consider a potential sale of the Company, a joint venture partner for the Company and an evaluation of the Company continuing on a stand-alone basis — all actions that the current Board is already undertaking. Because the current Board is actively evaluating all these and other avenues to increase shareholder value, the Neugebauer Solicitation is substantively reduced to nothing more than a disgruntled CEO seeking control rather than accepting the Board’s fiduciary driven decision, advised by outside counsel, to remove him from the office of CEO and terminate him for cause for actions detrimental to the Company and the long-term best interests of its shareholders. If the Neugebauer Group is able to call a special meeting and elect its nominees to the Board, the Neugebauer Solicitation could empower a single shareholder owning approximately [•]% of the Company’s stock with near total control over the direction of the Company. Rather than submitting its nominees and proposals for consideration at the Company’s 2026 annual meeting of shareholders, the Neugebauer Group has instead chosen to engage the Company in a costly and disruptive campaign for a special meeting.

The Independent Committee unanimously opposes the call for a special meeting and urges you NOT to sign any green Agent Designation card sent to you by the Neugebauer Group.

What are you asking me to do?

The Independent Committee has unanimously determined that the Neugebauer Solicitation is contrary to the best interests of the Company and its shareholders, and opposes the solicitation of Agent Designations by the Neugebauer Group. Accordingly, the Independent Committee recommends that you do not sign any green Agent Designation card sent to you by the Neugebauer Group. Whether or not you have previously executed the Neugebauer Group’s green Agent Designation card, you may elect against the calling of a special meeting if you sign, date and return the enclosed WHITE Revocation Card in the postage-paid envelope provided.

If I have already delivered an Agent Designation Card, is it too late for me to change my mind?

No. You have the right to revoke your Agent Designation at any time prior to the date of any shareholder-requested special meeting by signing, dating and delivering a WHITE Revocation Card in the postage-paid envelope provided.

When will the Special Meeting Request become effective?

Under our Charter, a Special Meeting Request by the Neugebauer Group will become effective if it is delivered to the Company on behalf of at least 50% of the outstanding shares of common stock.

As of [April 26, 2026], there were [637,574,239] shares of common stock issued and outstanding. This means that in order to request the special meeting in accordance with the Charter, the Neugebauer Group would need to validly deliver to the Company Special Meeting Request on behalf of holders of approximately [318,787,120] shares of common stock, including the [146,516,035] shares purported to be owned by the Neugebauer Group (as of [May 5, 2026]). The actual number of shares of our common stock for which a Special Meeting Request will need to be received in order to request a special meeting will depend on the number of shares that are outstanding at the time a Special Meeting Request on behalf of holders of at least 50% of the outstanding shares of common stock are delivered to the Company pursuant to our Charter.

What happens if I do nothing?

If you do not send in any green Agent Designation card that the Neugebauer Group may send you and you do not return the enclosed WHITE Revocation Card, you will effectively be voting AGAINST the Neugebauer Group’s attempt to hold a special meeting.

Does the revocation have any effect on matters other than the Agent Designation?

No. We are seeking revocations only for the Agent Designations related to the calling of the special meeting. We are not currently seeking your proxy, vote, consent or authorization with respect to any other matter.

Whom should I call if I have questions about the solicitation?

Please contact Innisfree M&A Incorporated at:

Innisfree M&A Incorporated

500 Fifth Avenue, 21st Floor

New York, New York 10110

Shareholders May Call Toll Free: (877) 750-0537

Banks and Brokers Call Collect: (212) 750-5833

DESCRIPTION OF THE NEUGEBAUER GROUP PROPOSALS

As set forth in the Neugebauer Solicitation Statement, the Neugebauer Group is soliciting your Agent Designation to call a special meeting of the Company’s shareholders, at which it expects to present the following matters for a shareholder vote:

Bylaws Restoration Proposal:

To repeal any provisions of the Bylaws in effect at the time this proposal becomes effective, including any amendments thereto, which were not included in the Bylaws that were in effect and were filed with the SEC on October 3, including the amendments adopted by the Board on May 13, 2026 that create a 70% threshold for shareholders to adopt the Board Size Proposal (the “Bylaws Restoration Proposal”).

Board Size Proposal:

To amend and restate Section 3.2 of the Bylaws to permit both the Company’s shareholders and the Board to determine the number of directors on the Board in the form set forth in Schedule I hereto (the “Board Size Proposal”).

Fair Elections Proposal:

To amend and restate Section 2.16(f) of the Bylaws to clarify and affirm that shareholders may nominate directors at special meetings of shareholders of the Company called for that purpose, including the special meeting contemplated by the Neugebauer Solicitation Statement (the “Fair Elections Proposal”).

Board Increase Proposal:

Contingent upon the adoption of the Board Size Proposal, to fix the number of directors on the Board at seven directors more than the number of directors constituting the Company’s Board at the time this proposal becomes effective (the “Board Increase Proposal”).

Director Election Proposal:

Contingent upon the adoption of the Board Size Proposal and the Board Increase Proposal, to elect the following seven persons to serve as directors of the Company: David A. Daglio, Charles M. Elson, Sheila Hooda, John T. Jimenez, Toby R. Neugebauer, Juan A. Pujadas and Janet Yang (the “Director Election Proposal”).

Director Removal Proposal:	Pursuant to Section 3.4 of the Bylaws, to remove for cause each of Marius Haas, Cordel Robbin-Coker and Lee McIntire as directors of the Company (the “Director Removal Proposal”).
Director Replacement Proposal:

Contingent upon the adoption of the Director Removal Proposal, to elect the following three persons to serve as directors of the Company, to the extent that such persons are not elected to the Board pursuant to the Director Election Proposal: David A. Daglio, Toby R. Neugebauer and Juan A. Pujadas (the “Director Replacement Proposal”).

RECOMMENDATION OF THE INDEPENDENT COMMITTEE OF THE BOARD OF DIRECTORS AND REASONS FOR THE RECOMMENDATION

For the following reasons, the Independent Committee opposes the call for the special meeting and urges you not to consent to the call for a special meeting.

The Independent Committee believes Mr. Neugebauer’s proposals are harmful to shareholders and designed to seize control of the Board and the Company to pursue an immediate sale at a price far below Fermi’s intrinsic value, or, in the alternative, to evaluate a number of other alternatives, all of which the current Board is already considering. Fermi 2.0 has received positive investor support following Mr. Neugebauer’s departure and discussions with financing counterparties and potential tenants hold greater promise for the Company than at any time since the completion of the IPO. Shareholders are urged to support Fermi 2.0 and its potential to substantially enhance the value of their shares.

Accordingly, for the reasons set forth below, the Independent Committee recommends that you NOT sign any green Written Request card sent to you. Whether or not you have previously executed a green Written Request card, the Independent Committee urges you to sign, date and deliver the enclosed WHITE Revocation Card as soon as possible.

The Board Removed Mr. Neugebauer From His Position As CEO Not, As He Claims, “For Control”, But For Poor Performance — And Recommends Against the Return of Leadership

On April 17, 2026, Mr. Neugebauer was removed from the office of CEO by the full Board as a result of the Company’s poor performance during his tenure as CEO. Following his removal as CEO, Mr. Neugebauer remained a member of our Board and an employee of the Company. In deciding to remove Mr. Neugebauer’s from his CEO position, the Board considered, among other things, that under Mr. Neugebauer’s leadership Fermi’s stock price had declined by over 80% since its IPO, a period during which a majority of the current Board also served as directors. Analysts and the financial press have largely attributed this decline to Fermi’s failure to sign a lease with a tenant. As select examples, in a December 12, 2025 report, UBS Securities stated that “[a] delay in converting the first tenant’s LOI into a definitive lease agreement has been the primary overhang on the stock.” On the same date, Evercore noted that the termination of the Company’s Advance in Aid of Construction Agreement with its first prospective tenant was “a clear negative development in the negotiation process” that “calls into question the Letter of Intent previously executed with that tenant,” and reduced its price target from $37.00 to $20.00. Also on December 12, 2025, Macquarie Equity Research reduced its price target from $35.00 to $25.00 citing “potential risk of more protracted leasing and financing processes.” The broader financial press, including articles in the Los Angeles Times (May 8, 2026), Washington Post (April 28, 2026), and Business Insider (December 17, 2025) have all extensively reported on the failure of the Company to obtain a tenant. For his part, Mr. Neugebauer has suggested that obtaining a tenant is the “easy part” and the real issue is financing while the Board believes those issues are one and the same. In addition, Mr. Neugebauer has insisted that the “real” reason for the price decline has been stock overhang (an inherent feature in an IPO of 6% of the Company’s total capital) as well as bad faith actions by Fermi founders and external constituencies for which the Board has found no credible evidence to date.

In the Board’s view, the most fundamental reason for the stock’s precipitous decline since IPO is Fermi’s failure to secure a tenant under Mr. Neugebauer’s leadership. While a majority of the current directors served on the Board during this period, the Board believes the responsibility for the Company’s operational failures rests with Mr. Neugebauer as the executive who led the Company’s day-to-day operations and strategic execution, which necessitated the Board’s actions.

The Board has no reason to believe Mr. Neugebauer’s return to control would be in the best interest of the Company and its shareholders. In fact, Mr. Neugebauer’s plan could result in a premature sale of the Company without giving it the chance to secure a tenant and complete other initiatives the Company failed to achieve under Mr. Neugebauer’s leadership.

An Independent Board Committee Concluded Its Fiduciary Duties Required It to Terminate Mr. Neugebauer’s Employment For Cause — and Recommends That Shareholders Not Support Any Action That Would Enable Mr. Neugebauer to Regain a Position Where His Conduct Could Harm Fermi’s Business Prospects

On March 20, 2026, Politico reported that Mr. Neugebauer publicly accosted Commerce Secretary Howard Lutnick at the Nvidia GTC conference, with witnesses describing Mr. Neugebauer as “loud and belligerent,” and that security personnel had to intervene to separate the two men. Mr. Neugebauer has admitted to Board members that he had in fact used profanity in public in his exchange with the Commerce Secretary, raising concerns that Fermi’s ability to obtain potentially substantial funding controlled by the Department of Commerce had been diminished. Following publication of the Politico article, the Board immediately asked a committee of the independent directors of the Board (the “R&D Committee”) to review the conduct reported by Politico and its implications for Fermi’s leadership. At the same time, Mr. Neugebauer requested that the R&D Committee determine whether the article had been planted by another board member — an allegation for which the Company has found no credible evidence to date. The R&D Committee engaged independent outside counsel to assist it in its review. Within days of beginning its review, the Texas Tech University System (“TTU”) notified Fermi that it considered the conduct reported by Politico to be a potential default under its ground lease with Fermi and demanded remedial action, including removal of Mr. Neugebauer from his executive positions at the Company as a condition to refraining from taking any further actions with respect to its claims of potential default. After engaging in discussion with TTU, on March 30, 2026, Fermi and TTU entered into a Collaboration Agreement pursuant to which Fermi agreed to continue the confidential investigation being conducted by the R&D Committee and take appropriate additional action with respect to Mr. Neugebauer’s conduct should it be warranted.

While this review was ongoing and on March 25, 2026, Bloomberg reported that at the March CERAWeek conference in Houston, Mr. Neugebauer publicly argued with Amanda Peterson Corio, a potential customer and Google’s global head of data center energy. Over the following weeks, the R&D Committee considered each of these reported incidents, as well as TTU’s concerns, held discussions with commercial counterparties, government officials, and potential tenants, and asked its independent counsel to formally interview a number of officers and employees of Fermi.

Following careful consideration of the information available to it, the R&D Committee concluded that Mr. Neugebauer’s conduct was incompatible with any continued role with Fermi. Accordingly, on April 30, 2026, the R&D Committee, consistent with its fiduciary duties, terminated Mr. Neugebauer’s employment agreement for cause after reaching a determination that there had been: (i) material misrepresentations to and lack of transparency with the Board; (ii) repeated public communications in violation of his fiduciary duties, non-disclosure obligations, and Company policies, notwithstanding repeated requests to cease such behavior; (iii) unauthorized meetings with third parties regarding Company transactions in violation of Company policies; (iv) a repeated pattern of threatening, abusive and bullying behavior both within and outside Fermi in violation of Company policies; and (v) other repeated personal conduct in violation of Company policies. Pursuant to the terms of Mr. Neugebauer’s employment agreement, his termination for cause resulted in his automatic removal from the Board.

The Independent Committee considers Mr. Neugebauer’s consent solicitation to be an attempt to circumvent a carefully considered decision of the Board to remove him as CEO and a further decision by independent directors to terminate his employment for cause. The Independent Committee further believes that Mr. Neugebauer’s conduct preceding his termination for cause warrants denying Mr. Neugebauer’s attempt to gain control of Fermi.

For More Than A Month, The Board Expended Valuable Time And Resources In An Effort To Negotiate A Reasonable Compromise With Mr. Neugebauer In Order To Avoid A Costly Public Governance Dispute — Mr. Neugebauer Responded With Self-Serving Demands Rather Than Seeking a Reasonable Compromise In Order To Resolve The Dispute, Consuming Even More Board Time and Resources Better Focused On Achieving Business Objectives For The Benefit Of All Shareholders

The Board negotiated in good faith with Mr. Neugebauer for over a month in an attempt to find a peaceable transition within the Company. Multiple independent directors reached out to Mr. Neugebauer to suggest that he transition out of his CEO role, that a search for a new CEO should commence and that Mr. Neugebauer could retain a meaningful but alternative role in Fermi’s future. These suggestions were rejected. In response, in addition to making a series of self-serving demands, Mr. Neugebauer threatened to sue more than one of our directors “in a way not covered by insurance” (a personal financial threat) as well as pursue criminal prosecution of one of our directors and an affiliate of a critical commercial counterparty should the Board act to remove him from leadership of the Company.

Despite Mr. Neugebauer’s refusals and repeated threats, multiple rounds of negotiations between counsel were attempted as well as a structured attempt at dispute resolution over several weeks, all of which proved unsuccessful.

Having exhausted available alternatives, the Board and the R&D Committee had no choice but to act to remove Mr. Neugebauer from office and to take the further step of terminating him for cause. Mr. Neugebauer has refused to accept those carefully considered decisions, and has launched an effort to attempt to take control of Fermi. Mr. Neugebauer’s refusal to reach a compromise that would be in the best interests of the Company and its shareholders should be taken into account in considering the appropriateness of his return to leadership through majority Board control. Moreover, the proxy and consent solicitations Mr. Neugebauer has launched divert time and attention from management and the Board that would be far better spent on making Fermi 2.0 a success, particularly when the current Board is already evaluating all avenues for shareholder value creation he is suggesting.

The Independent Committee Believes Shareholders Should Not Support Mr. Neugebauer’s Proposals Because Critical Current and Future Commercial Counterparties Are Reluctant To Do Business With Fermi If Mr. Neugebauer Returns

Mr. Neugebauer’s leadership has severely damaged relationships with critical contracted commercial counterparties, including, as described above, the Company’s landlord, TTU, as well others who conditioned their willingness to continue to do business with Fermi on Mr. Neugebauer’s no longer being an executive or exerting control over the Company. Additional counterparties, including potential institutional investors, private infrastructure funds and tenants, have similarly conditioned their willingness to conduct future business with the Company on assurances that Mr. Neugebauer would not destabilize Fermi’s governance or operations. As a result, the Independent Committee believes Mr. Neugebauer’s return would be damaging to existing and future relationships with the Company’s landlord, vendors, and customers. The Independent Committee is not alone in this conclusion, with a Houston Chronicle reporter observing on April 30, 2026 “the sooner Neugebauer fades into the background, the better Fermi’s chances…”, while on the same day Barron’s published an article under the headline “Why Fermi’s CEO Exit Could Solve the Company’s Biggest Problem” and concluded that Fermi’s ability to secure a tenant had substantially improved following removal of the CEO.

Mr. Neugebauer’s Proposals Are Designed to Seize Control Of The Board And May Force A Fire-Sale Of The Company, Likely Resulting In Substantial Gains For Mr. Neugebauer And His Family While Equally Likely Losses For Public Shareholders

Mr. Neugebauer’s proposal seeks to take control of the Board and Fermi and pursue his initially stated goal of selling Fermi quickly. While Mr. Neugebauer has subsequently expanded the strategic review to include evaluation of joint venture partners and continuing as a stand-alone Company, his goal of a quick sale remains a priority agenda item, and, if pursued, would result in significant harm to the Company’s shareholders.

As the Company has previously stated publicly, it believes that an immediate sale at current trading levels is premature and could result in a transaction far below Fermi’s intrinsic value. Mr. Neugebauer, who purchased his founder’s stock at approximately $0.0067 per share compared to the approximately $21.00 per share price paid by public shareholders at the IPO, would stand to realize substantial returns at the stock’s current trading levels while public investors would suffer significant losses. The asymmetrical return if the Company sold for Mr. Neugebauer as compared to public shareholders on a potential sale at an 80% discount to the IPO share price is not in shareholders’ best interest.

The Independent Committee would also point out that Mr. Neugebauer’s solicitation materials state that he would seek reimbursement from the Board for all of his costs associated with his efforts to take control of the Board. While a new Board would need to make an independent determination on whether to approve such reimbursement in accordance with its fiduciary duties, if Mr. Neugebauer’s nominees constitute a majority of the Board, the Independent Committee believes the likelihood of such reimbursement being approved is significant, compounding the costs incurred by the Company resulting from his efforts to gain control of the Board.

The Independent Committee Believes that Mr. Neugebauer Has Also Omitted Material Facts From His Public Disclosures That Reveal The Extent To Which His Consent Solicitation Would Advance His Personal Interests and Not The Best Interests of The Company and its Shareholders

In the Preliminary Proxy Filing dated May 5, 2026, Mr. Neugebauer claims to “have not sold a single share since the IPO, reflecting [his] alignment with [Fermi shareholders] and the success of this Company.” This statement is materially misleading.

Concurrently with the IPO, Mr. Neugebauer, through his affiliate, Vicksburg Investments Management LLC, sold 4,082,858 shares of common stock upon conversion of an aggregate principal amount of $42.87 million of convertible notes entered into between Vicksburg Investments Management LLC and third-party investors at a conversion price per share of $10.50. While Mr. Neugebauer has subsequently stated that these sales were made in an effort to bring the Company into compliance with the “5/50 Rule” necessary to qualify for REIT status, these sales made no material impact on that test, making it a convenient excuse to sell shares. In addition, following the IPO, all directors, executive officers and existing owners were restricted from reselling any common stock for 180 days from the date of the Prospectus, through March 30, 2026. Thereafter, Mr. Neugebauer was subject to a quarterly blackout period pursuant to Fermi’s Insider Trading Policy through May 4, 2026. In other words by an actual sale of stock as well as a result of a lock-up and blackouts for a substantial portion of the post-IPO period, Mr. Neugebauer could not have sold even if he had wanted to do so. Although Mr. Neugebauer was not subject to lock-up or blackout restrictions after the announcement of fourth quarter earnings on March 30, 2026, his suggestion of voluntary alignment is contradicted by his actual sale as well as the restrictions on his ability to sell for the substantial portion of the period since the IPO, and the Company believes shareholders should give it no weight. Further, on May 12, 2026, Mr. Neugebauer and his wife Melissa issued a press release announcing their intent to donate shares of Fermi stock they own to charity in order to help Fermi comply with the “5/50 Rule”, but to date they have not announced any action to follow through in this promise. The Company is not currently in compliance with the 5/50 Rule.

Mr. Neugebauer’s SEC filings also reveal — but fail to adequately contextualize — the full scope of his plan to seize control of the Company. While his filings state that he “does not intend to return to management,” this (now revised) representation is now expressly conditioned on his statement that he would not be “precluded from doing so if the Board, in the exercise of its independent judgment, requested that he do so,” leaving the door wide open for his return to an executive role once his nominees control the Board. His filings confirm that his stated purpose in calling the purported special meeting was to “install a Board majority who will” consider “a potential sale” (as well as later added other alternatives) of the Company. His nominees, together with two current directors designated by Mr. Neugebauer’s affiliated entities (Miles Everson and Larry Kellerman), would constitute a Board majority aligned with Mr. Neugebauer’s agenda. In other words, Mr. Neugebauer seeks to control the Company’s strategic direction while partially disclaiming any management role — a contradiction that raises serious concern and reflects the continuously changing goals reflected in Mr. Neugebauer’s filings.

Mr. Neugebauer’s proposed Bylaws Restoration Proposal compounds the concern: it would repeal the Bylaw amendments the Board adopted on May 14, 2026 raising the shareholder vote requirement to amend Bylaw provisions controlling board size and composition to 70%. This amendment was adopted to ensure that approximately half of the non-Neugebauer shareholders have a voice in determining a potential change of control of the Company and is consistent with best governance practices in proposed self-interested change of control transactions in which approval by a majority of the non-conflicted shareholders is a required condition for approval. This is a protection the Board put in place to safeguard all shareholders — not just the Company’s largest holder. By seeking to strip these protections while simultaneously seeking to circumvent the advance notice requirements that exist to ensure proper vetting of director candidates, Mr. Neugebauer asks shareholders to approve his nominees and his agenda without the benefit of the very disclosures designed to protect them.

Further, Mr. Neugebauer’s proposed amendment to the Bylaws to waive the advance notice requirements circumvents prudent governance practice and, importantly, denies the Company and its shareholders access to critical information about his nominees and his intentions. Fermi’s Bylaws require an advance notice period for nominations precisely to allow for proper vetting of director candidates, disclosure of arrangements and conflicts, and informed shareholder decision-making. By seeking to waive these protections, Mr. Neugebauer asks shareholders to approve nominees without the benefit of the very disclosures that protect them.

The Independent Committee Believes Mr. Neugebauer’s Proposal to Remove Marius Haas, Lee McIntire and Cordel Robbin-Coker is Meritless and Misleading

In his “Director Removal Proposal”, Mr. Neugebauer asks shareholders to vote to remove Marius Haas, Lee McIntire and Cordell Robbin-Coker “for cause” pursuant to the Company’s Bylaws.

Tactically, this proposal has been included to help Mr. Neugebauer gain control of the Board in the event the Texas Business Court upholds the Bylaw Amendment requiring that approximately half of the shareholders unaffiliated with the Neugebauer Group approve any change to the size or structure of our Board and Mr. Neugebauer is subsequently unsuccessful in expanding the Board which is necessary action in order to install his seven director nominees to gain control of the Board. If, however, a majority of our shareholders vote to remove Haas, McIntire and Robbin Coker and replace them with Mr. Neugebauer’s nominees as well his designees (Miles Everson and Larry Kellerman), Mr. Neugebauer would have secured a supportive majority of the newly reconstituted Board, without having needed to expand the Board size despite failing to achieve the 70% vote required by the Bylaw Amendment.

Substantively, this proposal is entirely without merit. Mr. Neugebauer claims removal for cause is justified by “unprecedented attempts to disenfranchise shareholders” and “other self-interested transactions.” He omits that his primary disenfranchisement objection, the Bylaw Amendment, was approved by a majority of the full Board, not by these directors. Further, the Bylaw Amendment is an attempt to enfranchise shareholders unaffiliated with the Neugebauer Group by requiring more than a mere 10% of such shareholders agree with his proposals. With respect to “other self-interested transactions”, Mr. Neugebauer provides no concrete examples and the Independent Committee believes none exist. All actions taken by these directors, including the decision to terminate Mr. Neugebauer for cause, were not taken to take “control” or to “entrench” themselves but compelled by their fiduciary duties and taken with the advice of outside counsel. Mr. Neugebauer’s proposal to remove them for cause is both unsubstantiated and a transparent attempt to simultaneously achieve control and personal retribution.

Fermi 2.0 Has Received Positive Response and Support From Potential Tenants and Financing Counterparties Following Mr. Neugebauer’s Departure — The Independent Committee Urges Shareholders To Support Fermi 2.0 To Unlock Project Matador’s Value And Provide Superior Returns to Shareholders

Fermi is gratified that pre-IPO investors, institutional IPO investors, engineering, procurement & construction vendors (including those working on the Company’s power generation equipment), potential hyperscalers and other tenants, as well as TTU, have communicated that they firmly stand behind Fermi 2.0 and the Company’s strategic plan to build on the continued momentum of Project Matador. Fermi’s rejection of the request for an immediate sale has been validated by multiple stakeholders and potential counterparties who have expressed support for Fermi’s change in leadership, as well as by the significant increases in the Company’s stock price after announcing its rejection of Mr. Neugebauer’s special meeting request. Moreover, following the Company’s earnings call on May 14, 2026 outlining the progress and goals of Fermi 2.0, the stock price increased over 22%, the stock’s largest single day gain since IPO and a clear signal that shareholders support Fermi 2.0 under new leadership. The Company believes that it should be given the opportunity to capitalize on this plan. Further, the Independent Committee believes Mr. Neugebauer’s calls for shareholder action are not in the best interest of shareholders, and appear purposefully designed to derail any success Fermi 2.0 and the Company’s strategic plan might achieve.

The Board Is Already Conducting the Strategic Review Mr. Neugebauer Demands and His Involvement in Any Strategic Review is Counterproductive

Mr. Neugebauer’s stated rationale for calling a special meeting has evolved from consideration of an immediate sale, to a consideration of an immediate sale or securing a joint venture partner, to consideration of an immediate sale, a joint venture partner or continuing on a stand-alone basis. Mr. Neugebauer’s “strategic vision” is continuously shifting, reflecting an erratic management style responsible, in part, for his removal as CEO. Taking his most recent articulation of strategy at face value, Mr. Neugebauer suggests that the Board should “immediately launch a credible and rigorous strategic review” to evaluate the Company’s standalone plan against a number of potential strategic transactions. The Independent Committee feels it is critical for shareholders to know that the Board is already doing precisely what Mr. Neugebauer demands. Following the announcement of Fermi 2.0, the Board launched a 90-day plan pursuant to which it is actively pursuing binding tenant agreements, exploring strategic partnerships for power and data center deployment acceleration, and evaluating all opportunities to maximize shareholder value. While the

Board believes a sale at current trading levels is not in the best interests of all shareholders, the Board, consistent with its fiduciary duties, will carefully and seriously consider a potential sale transaction if an offer were made that represented a compelling value to all of our shareholders.

In the weeks since Mr. Neugebauer’s removal, the Company has been and remains in active discussions with a number of potential strategic counterparties regarding transactions that could deliver substantial value to shareholders. The Board’s process is being conducted by independent directors in accordance with their fiduciary duties and business judgment, precisely what Mr. Neugebauer claims his new slate of directors would undertake. Because the current Board is already undertaking the review Mr. Neugebauer is suggesting, a special meeting and the associated disruption and expense provides no incremental benefit to our shareholders. The sole difference between avenues already being considered by the current Board and those that would be considered by Mr. Neugebauer’s board is that, in the latter case, Mr. Neugebauer would be in control. The Independent Committee urges shareholders to recognize that at their very core Mr. Neugebauer’s proposals reflect the actions of a disgruntled CEO who cannot accept the Board’s considered decisions regarding his performance as CEO and actions requiring termination for cause. Moreover, Mr. Neugebauer’s interests are not aligned with our public shareholders in considering a sale given his cost basis is approximately 0.0067 per share. Neither are Mr. Neugebauer’s interests aligned with the creation of long term shareholder value in considering other strategic alternatives if past stock price performance is indicative of the strategic transactions he was able to achieve while CEO. For all these reasons, the Independent Committee recommends that shareholders reject Mr. Neugebauer’s proposals.

The Independent Committee Believes That Fermi 2.0 Will Deliver Significantly Greater Value Creation For Shareholders Than An Immediate Sale of the Company at a Depressed Valuation or any other of Mr. Neugebauer’s Stated Strategic Proposals

Since the Company announced its strategic evolution on April 20, 2026, it has received positive feedback from multiple potential tenants, its landlord (TTU), suppliers, vendors, contractors, financing sources, and other partners. Notably given TTU’s concerns regarding Mr. Neugebauer’s leadership described in more detail above, TTU Chancellor Brandon Creighton has publicly noted that “TTUS remains firmly committed to our partnership with Fermi America and to the long-term opportunity this project represents for our region, our state, and the nation,” and confirmed that TTUS is “actively engaged in good-faith discussions to extend certain milestones in the lease agreement as we advance Project Matador into its next phase.”

Fermi 2.0 represents a concrete, actionable plan to convert assets into shareholder value. The Company’s strategic plan includes: memorializing binding commitments for the first set of client-tenants, which will unlock substantial value by demonstrating revenue visibility and project bankability; cultivating strategic investors, including client-tenants, sovereign funds, and third parties whose participation will prove immediately accretive to shareholders; deepening relationships with TTU and community partners; investing in talent, technology, and infrastructure from the Company’s new Dallas headquarters and Amarillo office; strengthening governance and leadership succession under an independent, high-caliber Board; and continuing to advance the nuclear buildout at pace. To ensure seamless execution, the Board has established an interim Office of the CEO under the experienced leadership of co-presidents Jacobo Ortiz Blanes and Anna Bofa, and has engaged leading executive search firm Heidrick & Struggles to identify a world-class permanent CEO who can drive Fermi 2.0 forward.

Shareholders should carefully consider whether a special meeting is in the best interests of the Company and its shareholders. We strongly believe that a special meeting would be a distraction from the Company’s execution of Fermi 2.0. Your prompt delivery of the enclosed WHITE Revocation Card will allow the Board to strengthen the Company and maximize value for all of its shareholders, not just Mr. Neugebauer. Do NOT sign any green Written Request card sent to you.

IF YOU ARE NOT CONVINCED THAT A SPECIAL MEETING IS THE APPROPRIATE PATH OR YOU BELIEVE A SPECIAL MEETING IS UNNECESSARY AND WISH TO OPPOSE THE CALLING OF A SPECIAL MEETING, PLEASE SIGN, DATE AND DELIVER THE ENCLOSED WHITE REVOCATION CARD USING THE POSTAGE-PAID ENVELOPE PROVIDED AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU HAVE SIGNED THE GREEN WRITTEN REQUEST CARD FROM FOUNDATION AND WHETHER YOU ARE A RECORD OR STREET NAME HOLDER. YOUR VOTE IS IMPORTANT, NO MATTER HOW MANY OR HOW FEW SHARES YOU OWN.

THE SPECIAL MEETING REQUEST PROCEDURE

Voting Securities

As of [April 26, 2026], there were [637,574,239] shares of common stock issued and outstanding. The Company has only one class of common stock.

Persons beneficially owning shares of the Company’s common stock (but not holders of record), such as persons whose ownership of common stock is through a broker, bank, financial institution or other nominee holder, who wish to revoke a previously instructed green Agent Designation card must contact such broker, bank, financial institution or other nominee holder and instruct such person to execute a revocation using the WHITE Revocation Card on their behalf. Any failure to submit a green Agent Designation card will have the same effect as submitting a WHITE Revocation Card.

Additionally, even if you have not already submitted a green Agent Designation card, you may elect to execute and submit the WHITE Revocation Card to communicate that you do not believe a special meeting is necessary or to express your opposition to a special meeting.

Effect of GREEN Agent Designation Card

Under our Charter a special meetings of shareholders may be called by the holders of not less than 50% of the Company’s then outstanding shares of capital stock entitled to vote at such special meeting. If written revocations of the green Agent Designation cards have been delivered to the Secretary and the result is that green Agent Designation cards have been delivered from shareholders of record that own less than 50% of the common stock issued and outstanding and entitled to vote at the special meeting, then the Company is not required to hold a special meeting.

Pursuant to the Bylaws, the written notice of any special meeting of shareholders — which must state the place, date, and hour of the meeting and the specific purpose or purposes for which the meeting is called — must be given by the Secretary of the Corporation not less than 10 nor more than 60 days before the date of the meeting; and critically, only business within the purpose or purposes described in that notice may be conducted at the special meeting.

We reserve our rights to require full compliance with the provisions set forth in our Charter, Bylaws and applicable law, including the Texas Business Organization Code, with respect to any special meeting sought to be called by the Neugebauer Group or any other shareholders. The Board retains the express authority under Section 2.3 of the Bylaws to cancel, postpone, or reschedule any previously scheduled special meeting at any time, before or after notice has been sent to shareholders, in accordance with the Bylaws and the Texas Business Organizations Code. This authority may be exercised by the Board (or any committee or delegee thereof) if it believes such action to be consistent with its fiduciary duties to its shareholders.

Effect of WHITE Revocation Card

A shareholder may revoke any previously signed green Agent Designation card by signing, dating and returning to us a WHITE Revocation Card. You have the right to revoke your Agent Designation at any time prior to the date of any shareholder-requested special meeting by signing, dating and delivering a WHITE Revocation Card in the postage-paid envelope provided.

Unless you specify otherwise, by signing and delivering the WHITE Revocation Card, you will be deemed to have revoked any green Agent Designation for a special meeting.

Any WHITE Revocation Card may itself be revoked by marking, signing, dating and delivering a written revocation of your WHITE Revocation Card to the Company or by delivering to the Neugebauer Group a subsequently dated green Agent Designation card that the Neugebauer Group sent to you.

The revocation of any previously delivered green Agent Designation card or WHITE Revocation Card should be signed and have a date subsequent to the previously delivered green Agent Designation card or WHITE Revocation Card. The revocation is not required to state the number of shares held unless you wish to revoke your green Agent Designation with respect to less than all shares as to which you previously requested the special meeting, in which case you must state the number of shares to which your revocation relates. In addition, if you have more than one account with respect to which you have delivered a green Agent Designation card, the WHITE Revocation Card should identify the relevant account for which the green Agent Designation card is being revoked.

We have retained Innisfree to assist in communicating with shareholders in connection with the Neugebauer Solicitation and to assist in our efforts to obtain WHITE Revocation Cards. If you have any questions about how to complete or submit your WHITE Revocation Card or any other questions, Innisfree will be pleased to assist you. Please contact Innisfree toll-free at (877) 750-0537 (for shareholders) or collect at (212) 750-5833 (for banks and brokers). If any shares of common stock that you own are held for you in an account with a stock brokerage firm, bank nominee or other similar “street name” holder, you should follow the instructions on the WHITE Revocation Card to revoke a request with respect to your shares. Alternatively, you can contact the person responsible for your account and direct him or her to revoke a request by executing the enclosed WHITE Revocation Card on your behalf. You are urged to confirm in writing your instructions to the person responsible for your account and provide a copy of those instructions to the Company, c/o Innisfree, at 500 Fifth Avenue, 21st Floor, New York, NY 10110 so that the Company will be aware of your instructions and can attempt to ensure each instruction is followed.

YOU HAVE THE RIGHT TO REVOKE ANY GREEN AGENT DESIGNATION CARD YOU MAY HAVE PREVIOUSLY GIVEN TO THE NEUGEBAUER GROUP. TO DO SO, YOU NEED ONLY SIGN, DATE AND RETURN A WHITE REVOCATION CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED.

You should carefully review this Revocation Statement. YOUR TIMELY RESPONSE IS IMPORTANT. You are urged NOT to sign any green Agent Designation card. You may reject the Neugebauer Solicitation by promptly signing, dating and returning the enclosed WHITE Revocation Card in the pre-paid envelope provided. Please be aware that if you sign a green Agent Designation card but do not check any of the boxes on such green Agent Designation card, you will be deemed to have requested a special meeting in accordance with the Neugebauer Solicitation, unless your Agent Designation is subsequently revoked by a valid revocation.

Results of Solicitation

We anticipate retaining an inspector of requests in connection with the Neugebauer Solicitation. We intend to notify shareholders as to whether the requisite Agent Designations have been received for calling a special meeting promptly following the inspector’s review and certification of the green Agent Designation cards.

APPRAISAL RIGHTS

Our shareholders do not have appraisal rights under Texas law in connection with the Neugebauer Solicitation or this Revocation Statement.

CERTAIN AGREEMENTS

Employment Agreement with Mr. Jacobo Ortiz

Prior to our initial public offering on October 2, 2026 (the “IPO”), the Company entered into an employment agreement with Mr. Ortiz (the “Ortiz Agreement”), pursuant to which he serves as the Chief Operating Officer. Pursuant to the Ortiz Agreement, Mr. Ortiz is entitled to an annual base salary of $500,000, prorated for any partial years of employment, and payable in accordance with the Company’s normal payroll practices.

The Ortiz Agreement also provides for Mr Ortiz’s eligibility to receive (i) an annual performance-based bonus, with a target of 200% of his annual base salary (the “Annual Bonus”) and (ii) starting January 1, 2026, an annual long-term incentive award with respect to each calendar year under the 2025 Incentive Plan in an amount equal to 200% of Mr. Ortiz’s base salary (the “Annual Incentive Award”). Any Annual Incentive Award is subject to the terms of the Ortiz Agreement and Mr. Ortiz’s continued employment through the applicable date of grant.

Under the Ortiz Agreement, Mr. Ortiz is fully indemnified by us for actions associated with serving as an executive to the fullest extent permitted under Texas law.

Departure of Certain Named Executive Officers

As previously disclosed, following the end of the 2025 fiscal year, Mr. Neugebauer was removed from his role as the Company’s Chief Executive Officer, effective April 17, 2026, but continued to be employed by the Company and serve as a member of the Board until April 30, 2026. In addition, Mr. Everson resigned from his position as the Company’s Chief Financial Officer and Secretary, effective April 19, 2026 and is no longer an officer or employee of the Company but was elected to the Board pursuant to director designation rights held by a trust for Mr. Neugebauer’s wife. On April 30, 2026, the Company terminated Mr. Neugebauer’s employment for Cause pursuant to his Employment Agreement as a result of conduct in violation of the terms of such agreement and of Company policies. As a result of his termination for Cause, Mr. Neugebauer was automatically removed from the Board.

On May 1, 2026, Mr. Neugebauer filed a lawsuit against the Company in the Texas Business Court, alleging that his termination was ultra vires and that the Company failed to provide him access to certain records and seeking declaratory relief establishing that his removal from the Board of Directors was improper. Mr. Neugebauer also sought a temporary restraining order and injunction against the enforcement of his termination. On May 4, the parties entered a Rule 11 agreement subject to which Mr. Neugebauer withdrew his request for emergency relief and voluntarily resigned from the Board on the condition that he be replaced Larry Kellerman. The Court has set a scheduling conference in the matter for June 5, 2026.

On April 17, 2026, the Company established an Office of the Chief Executive Officer, consisting of Mr. Ortiz and Anna Bofa, to serve as the Company’s interim operational leadership team. Mr. Ortiz and Ms. Bofa will serve as Co-Presidents of the Company. Ms. Bofa is currently an observer on the Board.

Payments upon Termination

The Ortiz Agreement provides for certain payments and benefits in the event of termination of Mr. Ortiz.

•        Termination for cause, without good reason. In the event Mr. Ortiz’s employment is terminated by the Company for cause or by Mr. Ortiz without good reason, then Mr. Ortiz will be entitled to receive (i) any earned but unpaid base salary, (ii) any accrued but unused vacation time, (iii) all vested benefits in accordance with the Company’s or its subsidiaries’ employee benefit plans, and (iv) any unreimbursed business expenses incurred prior to his termination of employment (each of items (i) through (iv), the “Executive Accrued Obligations”).

•        Termination without cause, for good reason. In the event Mr. Ortiz’s employment is terminated by the Company without cause or by Mr. Ortiz for good reason, then Mr. Ortiz will be entitled to receive (i) the Executive Accrued Obligations and (ii) (A) an amount equal to two (2) times the sum of (1) Mr. Ortiz’s base salary as of immediately prior to his termination and (2) Mr. Ortiz’s target Annual Bonus, (B) a lump sum payment equal to eighteen (18) months of health insurance premiums pursuant to COBRA for the coverage in effect immediately prior to his termination, and (C) the Annual Bonus payable with respect to the calendar year immediately preceding such termination, to the extent unpaid.

•        Termination due to death or disability. In the event Mr. Ortiz’s employment is terminated due to his death or disability, Mr. Ortiz will be entitled to (i) the Executive Accrued Obligations, (ii) the Annual Bonus payable with respect to the calendar year immediately preceding such termination, to the extent unpaid, and (iii) accelerated vesting or settlement with respect to all equity or equity-based awards, with any performance-based awards settled at target performance unless a higher level of performance was certified by the compensation committee of the Board.

For purposes of the Ortiz Agreement, the following definitions apply:

•        “Cause” generally means Mr. Ortiz’s (i) theft of material property relating to the Company or its subsidiaries, embezzlement, or fraud, (ii) willful or material misrepresentation relating to and having (or would be reasonably expected to have) a materially adverse impact on the Company and its subsidiaries, (iii) any material, uncured, if curable, violation of any of his fiduciary duties, (iv) conviction or pleading nolo contendere or guilty to a felony or other crime of moral turpitude, (v) material breach of the Company’s written code of conduct and business ethics or other material written policy or procedure applicable to Mr. Ortiz in effect from time to time relating to personal conduct and failure to cure within ten (10) calendar days following notice from the Board, (vi) continued and willful refusal to substantially perform responsibilities to the Company under the Ortiz Agreement and failure to cure within ten (10) calendar days following written demand from the Board, and (vii) material breach of the Ortiz Agreement and failure to cure within ten (10) calendar days following written notice from the Board.

•        “Disability” generally means Mr. Ortiz becoming eligible to receive long-term disability benefits under an applicable long-term disability policy of the Company.

•        “Good Reason” generally means (i) a material diminution in Mr. Ortiz’s authority, responsibilities, title, or duties, (ii) a material reduction in Mr. Ortiz’s base salary, (iii) the Company’s material breach of the Ortiz Agreement, (iv) relocation of Mr. Ortiz’s primary office more than 50 miles, or (v) the Company’s non-renewal of the Ortiz Agreement, provided that none of the foregoing shall constitute “Good Reason” unless Mr. Ortiz provides written notice of the condition and intent to terminate within thirty (30) days of the event’s occurrence, the Company fails to cure within thirty (30) days of such notice, and Mr. Ortiz terminates his employment within fifteen (15) days of such cure period. Notwithstanding the foregoing, in order to resign for Good Reason under (v), Mr. Ortiz must provide written notice of resignation to the Company within twenty (20) days after receipt of the Company’s notice of non-renewal, and the Company shall have five (5) days following its receipt of Mr. Ortiz’s notice of intent to terminate for Good Reason to rescind its notice of non-renewal.

Director Compensation

On March 28, 2026, our Board adopted a comprehensive director compensation program to attract and retain qualified non-employee directors who are critical to the future value, growth and governance of our Company. The compensation package for our non-employee directors requires a significant portion of the total compensation package to be equity-based to align the interests of our directors with those of our stockholders. Under the director compensation program, our non-employee directors are entitled to the following compensation:

•        Annual cash retainer of $100,000;

•        Restricted Stock Units pursuant to the 2025 Incentive Plan with a value of approximately $200,000, subject to each director’s continuous service through the earlier of the date of grant or the Company’s next annual meeting;

•        For the fiscal year ending December 31, 2026, a one-time initial equity award of $400,000, subject to each director’s continuous service through the date of the Company’s second annual meeting following the date of grant/second anniversary of the date of grant;

•        For the fiscal year ending December 31, 2026, directors are also eligible for additional cash fees for their roles as the following: Audit Committee Chair, $30,000; Compensation Committee Chair, $25,000; Nominating and Corporate Governance Committee Chair, $20,000; Risk and Disclosure Committee Chair, $20,000; and Lead Independent Director, $35,000; and

•        For the fiscal year ending December 31, 2026, directors are also entitled to an additional cash fee of $23,750 for their service on a Board committee.

In addition, each non-employee director who served as such at the time of our IPO is entitled to receive a grant of RSUs pursuant to the 2025 Incentive Plan, with the number of shares subject to such award determined by dividing $2,000,000 by $14.36, the historical conversion price of our Series C preferred notes, 50% of which shall vest on the first anniversary of our IPO and 50% of which shall vest on the second anniversary of our IPO (the “IPO Award”). The IPO Award has not yet been granted.

Each director is entitled to be reimbursed for: (i) travel and miscellaneous expenses to attend meetings and activities of the Board or any of its committees; (ii) travel and miscellaneous expenses related to such director’s participation in a general education and orientation program for directors; and (iii) travel and miscellaneous expenses for each director’s spouse who accompanies a director to attend meetings and activities of the Board or any of its committees. Each director is also fully indemnified by us for actions associated with serving as a director to the fullest extent permitted under Texas law.

Director Nomination Agreement

We entered into a director nomination agreement (the “Director Nomination Agreement”) with TMNN Manager LLC (“TMNN”), Caddis Holdings LLC and the Melissa A. Neugebauer 2020 Trust (collectively, the “Investor Group”) that provided each member of the Investor Group with the right to designate one nominee to our Board, subject to certain conditions. The Director Nomination Agreement provided each member of the Investor Group with the right to designate one director nominee for election to our Board for so long as such member of the Investor Group beneficially owns more than 50% of the total number of shares of our common stock beneficially owned by such member of the Investor Group, as adjusted for any reorganization, recapitalization, stock dividend, stock split, reverse stock split or similar changes in our capitalization (the “Original Amount”). In the event that a member of the Investor Group beneficially owns 50% or less of such member’s Original Amount, then such member will not have the right to nominate a director nominee for election as a director. If not earlier terminated, the Director Nomination Agreement shall terminate with respect to the Investor Group on the date that is the fifth anniversary of the IPO Effective Date. In each case, any applicable nominee nominated pursuant to the Director Nomination Agreement must comply with applicable law and stock exchange rules. The Investor Group includes certain entities controlled by Griffin Perry, Mr. Neugebauer, and Mr. Neugebauer’s wife. Upon consummation of the IPO, TMNN designated Toby Neugebauer as its director designee and Caddis Holdings LLC designated Rick Perry as its director designee. On April 17, 2026, the Melissa A. Neugebauer 2020 Trust exercised its right to nominate Mr. Everson to the Board, and increasing the size of the Board to seven directors. Jeff Stein was elected as an independent director to fill the vacancy created by the increase in Board size.

Director and Officer Indemnification and Insurance

We currently indemnify our directors and executive officers to the fullest extent permitted by Texas law. Further, we have entered into separate indemnification agreements with each of our directors and executive officers. These agreements require us to indemnify these individuals to the fullest extent permitted by applicable law against liabilities that may arise by reason of their service to the Company, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We have also purchased directors’ and officers’ liability insurance.

Long-Term Incentive Plan

On September 30, 2025, the Board adopted the Fermi Inc. 2025 Long-Term Incentive Plan (the “LTIP”) for the benefit of employees, contractors and directors of the Company and its subsidiaries. The LTIP provides for potential grants of the following awards with respect to shares of the Company’s Common Stock, to the extent applicable: (i) incentive stock options qualified as such under U.S. federal income tax laws; (ii) non-qualified stock options or any other form of stock options; (iii) restricted stock; (iv) stock appreciation rights; (v) restricted stock units; (vi) performance awards of cash, shares of Common Stock, units or rights as provided in the LTIP; (vii) dividend equivalent rights; and (viii) other forms of awards as provided for in the LTIP (collectively referred to as “awards”).

The Compensation Committee of the Board oversees the LTIP pursuant to its terms and all applicable state, federal or other rules or laws, except in the event that the Board elects to administer the LTIP. The Board and its Compensation Committee have the power to determine to whom and when awards will be granted, determine the amount of awards, proscribe and interpret the terms and provisions of each award agreement (the terms of which may vary), accelerate the vesting or exercise terms of an award, delegate duties under the LTIP and execute all other responsibilities permitted or required under the LTIP.

The maximum aggregate number of shares of the Company’s Common Stock that may be issued pursuant to awards under the LTIP shall not exceed 69,073,650 shares plus the Pre-IPO Equity Awards (as defined in the LTIP) (the “Authorized Shares”). The reserve pool is subject to adjustment due to recapitalization or reorganization, or related to forfeitures or the expiration of awards, as provided under the LTIP. If the shares or units subject to any award are not issued or transferred, or cease to be issuable or transferable for any reason, including (but not exclusively) because shares or units are withheld or surrendered in payment of taxes or any exercise or purchase price relating to an award or because an award is forfeited, terminated, expires unexercised, is settled in cash or is otherwise terminated without a delivery of shares, those shares will again be available for issue, transfer or exercise pursuant to awards under the LTIP to the extent allowable by law. The LTIP also contains a provision that will increase the maximum aggregate number of Authorized Shares on the first trading day of each calendar year beginning with the calendar year 2026 and ending and including 2035, such that the number of Authorized Shares equals the lesser of (i) 10% of the aggregate number of shares of Common Stock outstanding on December 31 of the immediately preceding calendar year, plus the Pre-IPO Equity Awards and (ii) such smaller number of shares of Common Stock as is determined by the Board in its sole discretion, provided, however, that no such adjustment shall have any effect on, or otherwise change the limit of incentive stock options, except for adjustments permitted in the LTIP.

Registration Rights Agreement

On October 2, 2025 in connection with the closing of our IPO, we entered into a registration rights agreement with the owners of Fermi LLC Units prior to the consummation of the IPO, including certain of the participants and their affiliates. The Registration Rights Agreement provides the holders of Registrable Securities, as defined therein, with certain “demand” registration rights whereby such holders can require us to register under the Securities Act the offer and sale of 469,920,648 shares of common stock issuable to them, at our election (determined solely by our independent directors (within the meaning of Nasdaq rules) who are disinterested). The Registration Rights Agreement also provides for customary “piggyback” registration rights for all parties to the agreement.

SOLICITATION OF REVOCATIONS

Cost and Method

The cost of this Revocation Statement will be borne by the Company. We have retained Innisfree as proxy solicitors to assist in this solicitation. The total amount currently estimated to be spent in connection with the Revocation Statement is approximately $[•] of which approximately $[•] has been spent to date. In addition to the use of mail, revocation requests may be solicited by our directors, certain officers and employees of the Company by facsimile, telephone, email and other electronic channels of communications, in person discussions and by advertisements. Innisfree will also assist our communications with our shareholders with respect to the Revocation Statement and such other advisory services as may be requested from time to time by us. Innisfree has advised the Company that approximately [•] of its employees will be involved in the solicitation of consent revocations on behalf of the Company. We will reimburse brokerage houses, banks, custodians and other nominees and fiduciaries for out-of-pocket expenses incurred in forwarding the Revocation Statement materials to, and obtaining instructions relating to such materials from, beneficial owners of our common stock. In addition, Innisfree and certain related persons will be indemnified against certain liabilities arising out of or in connection with its engagement.

Participants in the Solicitation

Under applicable regulations of the SEC, each of our directors and certain of our executive officers may be deemed to be “participants” in this Revocation Statement. Please refer to the sections entitled “Security Ownership of Certain Beneficial Owners and Management” and “Additional Information Regarding Participants in the Solicitation” for information about the Company’s directors and executive officers who may be deemed to be participants in the solicitation. Except as described in this Revocation Statement, there are no agreements or understandings between the Company and any such participant relating to employment with the Company or any future transactions.

Other than the persons described above, no general class of employee of the Company will be employed to solicit shareholders in connection with the solicitation. However, in the course of their regular duties, employees may be asked to perform clerical or ministerial tasks in furtherance of this solicitation.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table in Annex A sets forth the beneficial ownership of our common stock as of April 26, 2026 for each person or group that holds more than five percent (5%) of our common stock, and as of April 26, 2026 for each of our current directors and named executive officers and for our current directors and executive officers as a group. To our knowledge, each person that beneficially owns our shares has sole voting and disposition power with regard to such shares. Except as set forth in Annex A, no participant in this solicitation, has any substantial interest, direct or indirect, by security holdings or otherwise, in the outcome of this solicitation.

Unless otherwise indicated below, each person or entity has an address in care of our principal executive offices at 620 S. Taylor St., Suite 301, Amarillo, TX 79101.

HOUSEHOLDING

To reduce the expenses of delivering duplicate proxy materials, we may take advantage of the SEC’s “householding” rules that permit us to deliver only one set of proxy materials to shareholders who share an address, unless otherwise requested. If you share an address with another shareholder and have received only one set of this Revocation Statement, you may request a separate copy of these materials at no cost to you by contacting us at 620 S. Taylor St., Suite 301, Amarillo, TX 79101, Attn.: Secretary, or by calling (214) 894-7855. For future meetings, you may request separate voting materials, or request that we send only one set of proxy materials to you if you are receiving multiple copies, by calling or writing to us at the phone number and address given above.

SHAREHOLDER PROPOSALS FOR PRESENTATION AT THE 2026 ANNUAL MEETING

According to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), if you wish to submit a proposal for inclusion in our proxy statement relating to our 2026 annual meeting of shareholders, you must comply with and follow the procedures required by Rule 14a-8 under the Exchange Act and must forward that proposal to Fermi Inc., 620 S. Taylor St., Suite 301, Amarillo, TX 79101, so that the Secretary receives it a reasonable time before the Company begins to print and send its proxy materials in connection with the 2026 annual meeting of shareholders.

Pursuant to our Bylaws, if you wish to submit a proposal or director nomination that is not intended to be included in our proxy statement, to be properly and timely submitted, the proposal or director nomination must be received by the Secretary of the Company at the principal office of the Company no later than the 90th day prior to the 2026 annual meeting of shareholders, or, the 10th day following the first date of public disclosure of the date of the 2026 annual meeting of shareholders, if such first public disclosure of the date of the 2026 annual meeting of shareholders is less than 100 days prior to the date of the 2026 annual meeting of shareholders. Any shareholder proposal or nomination must contain the information specified in the Bylaws concerning the matter to be brought before the meeting or the person to be nominated and the shareholder submitting the proposal.

In addition to satisfying the requirements under the Bylaws, to comply with Rule 14a-19 under the Exchange Act, any shareholder who intends to solicit proxies in support of director nominees other than the Company’s nominees at the 2026 annual meeting of shareholders must provide written notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than 60 days prior to the 2026 annual meeting of shareholders, or, the 10th day following the first date of public disclosure of the date of the 2026 annual meeting of shareholders, if such first public disclosure of the date of the 2026 annual meeting of shareholders is less than 70 days prior to the date of the 2026 annual meeting of shareholders.

FORWARD-LOOKING STATEMENTS

Certain statements in this Revocation Statement are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements relate to future, not past, events and often address our expected future business and financial performance. These statements often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “will,” “foresee” or other similar words. Forward-looking statements by their nature are subject to various risks and uncertainties that could cause our actual results to be materially different than those expressed in the forward-looking statements. These risks and uncertainties include those described our annual report on Form 10-K for the year ended December 31, 2025, as amended, our quarterly reports on Form 10-Q, and our Current Reports on Form 8-K and other documents filed from time to time with the SEC. We expressly disclaim any obligation to update any forward-looking statements contained in this Revocation Statement to reflect events or circumstances that may arise after the date hereof, except as may be required by applicable law.

WHERE YOU CAN FIND MORE INFORMATION

We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are also available to the public at the SEC’s website at www.sec.gov. The information provided on our website is not part of this Revocation Statement, and therefore is not incorporated by reference.

If you have any questions or need any assistance in revoking a green Agent Designation you may have given to the Neugebauer Group, please contact our agent:

Innisfree M&A Incorporated
500 Fifth Avenue, 21st Floor
New York, New York 10110
Shareholders May Call Toll Free: (877) 750-0537
Banks and Brokers Call Collect: (212) 750-5833

Annex A

ADDITIONAL INFORMATION REGARDING PARTICIPANTS IN THE SOLICITATION

Under applicable SEC rules and regulations, members of the Company’s Board of Directors and certain officers of the Company are “participants” with respect to the Company’s solicitation of proxies in connection with this Revocation Statement. The following sets forth certain information about the persons who are “participants.”

Board of Directors

Set forth below are the names, ages and positions of our directors as of the date of this Revocation Statement.

Director	Position
Miles Everson	Director
Marius Haas	Director and Chairman of the Board
Rick Perry	Director
Cordel Robbin-Coker	Director
Lee McIntire	Director
Jeffrey S. Stein	Director
Larry Kellerman	Director and Chief Power Officer

Miles Everson (61) serves as a Director of Fermi. Mr. Everson brings over 30 years of experience in senior management roles at a large advisory firm and is skilled in providing advisory and consulting services to Fortune 100 companies. Prior to joining Fermi, Mr. Everson was the Chief Executive Officer of MBO Partners from July 2019 to May 2025. From 1998 to January 2019, Mr. Everson spent over 25 years at PricewaterhouseCoopers serving most recently as the Global Advisory and Consulting Leader and previously as the Vice Chairman and Asia Pacific Americas Advisory Leader and U.S. Advisory Leader. Mr. Everson holds a Bachelor of Science degree in Accounting from St. Cloud State University — Herberger Business School. Mr. Everson was elected to the Boad pursuant to designation rights held by a trust for the benefit of Mr. Neugebauer’s wife.

Marius Haas (58) serves as Chairman of the Board of Fermi. Mr. Haas is a Founding Partner of BayPine, which he founded in May 2020. Mr. Haas has spent most of his career leading executive teams and organizations in the technology and enterprise solutions industry, and has significant expertise in digital transformation, emerging technologies, and B2B business models. His career includes senior leadership roles at Dell Technologies, Hewlett-Packard, Compaq and Intel Corporation. Prior to BayPine, Mr. Haas served as President and Chief Commercial Officer of Dell Technologies, which had over $90 billion of revenue in fiscal year 2020. He played an instrumental role as a senior operating executive in the take-private of Dell in 2013, the subsequent integration of Dell, EMC, and VMware in 2016, and the strategic transformation of Dell from a commodity PC supplier into a leading provider of strategic technology infrastructure and managed enterprise solutions. At Hewlett-Packard, Mr. Haas was the Chief Strategy Officer and Head of Global M&A for six years during which the company more than doubled its market capitalization to over $130 billion. Mr. Haas currently serves on the boards of Harbor and HydroBlok NA. He also has served as an industry advisor to KKR’s technology investment team. Mr. Haas holds a BA from Georgetown University and an MBA from the American Graduate School of Global Management.

Governor Rick Perry (75) serves as a Director of Fermi. Governor Perry brings decades of executive-level leadership and energy policy experience to Fermi. Since January 2020, Governor Perry has served as a director on the board of Energy Transfer. As U.S. Secretary of Energy from 2017 to 2019, he oversaw the DOE’s $30 billion annual budget and led major policy initiatives to modernize the U.S. nuclear energy sector, including reviving efforts for advanced reactor licensing and securing international energy partnerships. During his tenure, he was instrumental in launching DOE programs that expanded support for nuclear innovation, LNG export infrastructure, and gas-fired baseload power, while reinforcing U.S. energy independence on the global stage. Prior to his federal role, Perry served as Governor of Texas for 15 years — the longest tenure in state history — where he was pivotal in transforming Texas into a global energy powerhouse through regulatory reform, private capital mobilization, and pro-growth policies.

Cordel Robbin-Coker (38) serves as a Director of Fermi. Mr. Robbin-Coker is the Co-Founder and Chief Executive Officer of Carry1st, a venture-backed video game publisher and consumer fintech platform in Africa, a position he has held since July 2018. For the decade prior to founding Carry1st, Mr. Robbin-Coker served as an investment banker with Morgan Stanley and private equity investor with The Carlyle Group, culminating in his role as Vice President in the Carlyle Sub-Saharan Africa Fund. Mr. Robbin-Coker serves on the board of The Hershey Company

(NYSE: HSY), currently serving as chair of its Finance and Risk Management Committee and a member of its Compensation Committee. In addition, he has served on the joint boards of the Hershey Trust Company and Milton Hershey School since January 2019. Mr. Robbin-Coker graduated with a BA in Political Science from Stanford University.

Lee McIntire (74) serves as a Director of Fermi. Mr. McIntire brings over 45 years of executive leadership and corporate governance experience in the engineering and construction, oil and gas, and nuclear power industries to Fermi. Mr. McIntire currently serves as a board member of McDermott International, Ltd, Spur Petroleum, Ltd. and Al Bawani Holding. Previously, Mr. McIntire served from 2014 to 2024 as a director of Ovintiv, Inc., a leading North American exploration and production company; from June 2021 to January 2022 as the Interim President and Chief Executive Officer of McDermott International, Ltd., a privately held company that provides engineering and construction solutions to the energy industry; and from 2015 to 2018 as the Chief Executive Officer of TerraPower, LLC, an advanced nuclear reactor engineering and development company. Earlier in his career, Mr. McIntire served as Chairman, Chief Executive Officer and President of CH2M HILL, Inc. and as Partner, Executive Vice President and board member of Bechtel Corporation. Mr. McIntire also lends his leadership to a number of organizations around the world as an advisor. Mr. McIntire holds a B.S. from the University of Nebraska College of Civil Engineering, and an M.B.A. from the Thunderbird School of Global Management in Arizona. He also attended the Executive Management Program at Dartmouth’s Tuck School of Business and served as Executive-in-Residence at the University of California, Davis, Graduate School of Management.

Jeffrey S. Stein (55) serves as a Director of Fermi. Mr. Stein is currently Co-Founder and Managing Partner of Breakpoint Advisory Partners LLC, a boutique corporate advisory and investment banking firm that provides consulting services to companies navigating complex transactions and strategic transformations, a role he has held since April 2025. From January 2010 to March 2025, Mr. Stein was a Founder and Managing Partner of Stein Advisors LLC, a financial advisory firm that provided consulting services to public and private companies and institutional investors. Mr. Stein is an accomplished corporate executive and director, including leadership and committee positions, of both public and private companies. Mr. Stein has served as an Executive Chairman, Chief Executive Officer, and as a director on audit, compensation, corporate governance, finance, and risk committees. Mr. Stein has been engaged as an executive and director to support companies navigating a variety of strategic matters, including complex contract negotiations, capital structure and performance optimization, and regulatory oversight. Mr. Stein has served as Chairman of the Board of Octave Specialty Group, Inc. since January 2015, and as a director since May 2013. Mr. Stein previously served as a director on the boards of Sunnova Energy International Inc. from April 2025 to November 2025, Vertex Energy, Inc. from August 2024 to January 2025, Rite Aid Corporation from July 2023 to September 2024, Troika Media Group, Inc. from November 2022 to March 2024, Aearo Technologies LLC from June 2022 to May 2024, GWG Holdings Inc. from June 2022 to July 2023, Intelsat Connect Finance S.A. from March 2020 to February 2022, NMC Health plc from April 2020 to September 2020, Westmoreland Coal Company from August 2016 to March 2019, and Dynegy Inc. from October 2012 to April 2018.

Larry Kellerman (70) is the Head of Power of Fermi and serves as a Director of Fermi. He boasts a nearly 40-year career in the power generation business, including the building of multi-billion-dollar energy asset portfolios. Since January 2015, Mr. Kellerman has been a Managing Partner at Twenty First Century Utilities, where he focuses on the acquisition, operation and transformative improvement of assets and enterprises in the North American power generation sector. Mr. Kellerman also advised private equity leaders, including I Squared Capital, on their power portfolios. Mr. Kellerman served as the Chief Executive Officer of Atlantic Power & Utilities from February 2023 to May 2024 and President from January 2022 to February 2023. In addition, he has also served in several prior senior management positions as a Senior Management Partner at El Paso Corporation, Partner and Managing Director at Goldman Sachs and CEO of Quantum Utility Generation backed by Quantum Energy Partners. Mr. Kellerman holds a Bachelor of Arts degree in Management and an MBA from West Coast University. Mr. Kellerman was elected to the Boad pursuant to designation rights held by a trust for the benefit of Mr. Neugebauer’s wife.

The principal address of our directors is 620 S. Taylor St., Suite 301, Amarillo, TX 79101.

Certain Officers

The following table sets forth the name and principal occupation of the Company’s officers who are “participants.” The principal occupation refers to such person’s position with the Company, and the principal business address of each such person is 620 S. Taylor St., Suite 301, Amarillo, TX 79101.

Name	Position
Jacobo Ortiz Blanes	Chief Operating Officer and Co-President of the Office of the Chief Executive Officer
Anna Bofa	Co-President of the Office of the Chief Executive Officer
Robert L. Masson	Interim Chief Financial Officer

Below is biographical information for our executive officers who are “participants” in the Company’s solicitation:

Jacobo Ortiz Blanes (54) is the Chief Operating Officer of the Company and Co-President of the Office of the Chief Executive Officer. He has led the acquisition, construction and management of several real estate transactions valued at more than $280M. In 2008, Mr. Ortiz Blanes founded Las Brisas Property Management, which is an economic group dedicated to property and construction management, and real estate consulting services, where he currently serves as its President. Las Brisas Property Management is the largest real estate services firm in Puerto Rico and the Caribbean, in terms of scale and scope of service offerings, with ten million square feet of office, industrial, and retail assets under management, and employs 70 full-time employees. Before founding Las Brisas Property Management, Mr. Ortiz Blanes worked for 15 years as a marketing manager with S. C. Johnson & Son, Inc., one of the largest privately held American multinational manufacturing companies, leading the development of household cleaning supplies and other consumer chemicals. Mr. Ortiz Blanes graduated from Haverford College with a Bachelor of Arts degree in Political Science. Mr. Ortiz Blanes serves on the board of United Surety & Indemnity Company, a Puerto Rican insurance company founded in 1990, and is also a member of its Investment Committee. Mr. Ortiz Blanes also holds a Master of Science degree in Food Marketing from Cornell University. He has professional accreditations as a Licensed Real Estate Broker and Certified Property Manager from the Institute of Real Estate Management.

Anna Bofa (38) is the Co-President of the Office of the Chief Executive Officer of the Company. She has served the Company as a Board observer since the Company’s initial public offering. Ms. Bofa brings two decades of experience scaling technology businesses and leading initiatives to build category-defining technology platforms. Ms. Bofa began her career at Google and subsequently held roles at Dropbox from 2011 to 2013 and Pinterest from 2013 to 2016. She later served as Global Head of Product Programs at Meta from 2017 to 2021, where she supported the launch and scaling of global initiatives. In 2022, Ms. Bofa co-founded Crate AI, a company focused on developing models for internet personalization. Ms. Bofa holds a B.A. from Dartmouth College.

Robert L. Masson (57) is the Interim Chief Financial Officer of the Company. Mr. Masson was the Chief Financial Officer of Noble Supply and Logistics, LLC (“Noble”) from March 2023 through February 2025. Mr. Masson is a skilled finance executive with over 20 years of experience in the aerospace, defense, and industrial sectors. Before joining Noble, Mr. Masson served as Chief Financial Officer of Latham Group, Inc. from July 2022 through March 2023 where he was responsible for planning, implementing, managing, and controlling all financial-related activities for the company. Mr. Masson served as Executive Vice President and Chief Financial Officer of Hypertherm, Inc., from August 2018 through July 2022 where he oversaw the company’s global financial, information technology, and legal operations. From 2016-2018, Mr. Masson was Vice President of Finance at Flowserve, where he led the company’s operational finance, operational accounting, and corporate financial planning and analysis teams. From 2003-2016, he served in various finance leadership roles at Raytheon Technologies, including Chief Financial Officer roles for several of the company’s business units. Mr. Masson began his career as a Lieutenant and Naval Aviator for the United States Navy, where he worked from 1992-2001. Mr. Masson holds a Bachelor of Science degree in Economics from the United States Naval Academy and a Master of Business Administration from Harvard Business School. Mr. Masson currently serves as a director for Tech-Etch, Inc. where he is Chair of the Audit Committee, and as a director for Intuitive Machines, Inc.–where he is the Chair of the Audit Committee and a member of the Compensation and Conflicts Committees.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of our common stock as of April 26, 2026 for:

•        each person known by us to beneficially own more than 5% of our common stock;

•        each of our directors and director nominees;

•        each of our executive officers; and

•        all of our executive officers and directors as a group.

As of April 26, 2026, we had 637,574,239 shares of common stock outstanding. The amounts and percentages of common stock beneficially owned are reported on the basis of the regulations of the SEC governing the determination of beneficial ownership of securities. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days of April 26, 2026, provided that any person who acquires any such right with the purpose or effect of changing or influencing the control of the issuer, or in connection with or as a participant in any transaction having such purpose or effect, immediately upon such acquisition shall be deemed to be the beneficial owner of the securities which may be acquired through the exercise of such right. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities. Unless otherwise indicated, all shares are owned directly and the indicated person has sole voting and investment power, and the address of all listed shareholders is 620 S. Taylor St., Suite 301, Amarillo, Texas 79101.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Approximate Percentage of Outstanding Common Stock
5% Shareholders
Melissa A. Neugebauer 2020 Trust(1)	94,359,659	14.8%
Robert Randolph Neugebauer(2)	45,241,788	7.1%
Vicksburg Investments Management LLC(3)	44,656,376	7.0%
Caddis Holdings, LP(4)	60,946,450	9.6%
Pencross Energy, LLC(5)	51,875,000	8.1%
Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Approximate Percentage of Outstanding Common Stock
Executive Officers, Directors, and Director Nominees
Miles Everson(6)	6,669,791	1.0%
Larry Kellerman(7)	11,700,000	1.8%
Mesut Uzman	—	—
Jacobo Ortiz Blanes(8)	24,575,417	3.9%
Charlie Hamilton(9)	8,975,910	1.4%
Marius Haas(10)	900,000	*
Rick Perry(11)	16,516,350	2.6%
Cordel Robbin-Coker	—	—
Lee McIntire	141,069	*
Jeffrey S. Stein	—	—
Anna Bofa	—	—
All directors, director designees, director nominees, and executive officers as a group (11 persons)	69,478,537	10.7%

____________

*       Less than 1%

(1)    Toby Neugebauer is the investment trustee for the Melissa A. Neugebauer 2020 Trust, and may be deemed to hold voting and investment power with respect to the shares held by Melissa A. Neugebauer 2020 Trust. Mr. Neugebauer disclaims beneficial ownership of the shares held by the Melissa A. Neugebauer 2020 Trust except to the extent of his pecuniary interest therein. The address of Melissa A. Neugebauer 2020 Trust is 10777 Strait Lane, Dallas, Texas 75229.

(2)     Information based on a Schedule 13G filed with the SEC on November 14, 2025. Consists of (i) 22,620,894 shares of common stock held by Neugebauer 1998 Children’s Trust FBO Nathan R. Neugebauer and (ii) 22,620,894 shares of common stock held by Neugebauer 1998 Children’s Trust FBO Noah T. Neugebauer (collectively, the “1998 Children’s Trusts”). Robert Randolph Neugebauer serves as the trustee of the 1998 Children’s Trusts and may be deemed to hold shared voting and investment power with respect to the shares held by the 1998 Children’s Trusts. The address of 1998 Children’s Trusts is 10777 Strait Lane, Dallas, Texas 75229.

(3)    Toby Neugebauer is a managing member of Vicksburg Investments Management LLC. The address of Vicksburg Investments Management LLC is 10777 Strait Lane, Dallas, Texas 75229.

(4)    Information based on a Schedule 13G/A filed with the SEC on April 15, 2026. Griffin Perry is the manager of Caddis Holdings, LLC, which is the general partner of Caddis Holdings, LP, and each of Mr. Perry and Caddis Holdings, LLC may be deemed to hold shared voting and investment power with respect to the shares held by Caddis Holdings, LP. The address for Caddis Holdings, LP and Caddis Holdings, LLC is 1333 Oak Lawn Avenue, Suite 900, Dallas, Texas 75207.

(5)    Information based on a Schedule 13G/A filed with the SEC on February 17, 2026. Steven Meisel is the managing member of Pencross Energy, LLC, and may be deemed to hold shared voting and investment power with respect to the shares held by Pencross Energy, LLC. The address of Pencross Energy, LLC is 5728 Lyndon B. Johnson Freeway, Suite 200, Dallas, Texas 75240.

(6)    Consists of (i) 5,769,791 shares held by Mr. Everson and (ii) 900,000 shares of common stock held by Lady Bird Advisory LLC. Mr. Everson is a managing member of Lady Bird Advisory LLC. The address of Lady Bird Advisory LLC is 1211 W Riverside Dr, #2602, Austin, Texas 78704.

(7)    Consists of 11,700,000 shares of common stock held by TFC Utilities Energy LLC. Larry Kellerman is a managing member of TFC Utilities Energy LLC. The address of TFC Utilities Energy LLC is 1707 L Street NW, Suite 400, Washington, DC 20036.

(8)    Consists of (i) 1,269,092 shares of common stock held directly by Mr. Ortiz, (ii) 11,250,000 shares of common stock held by Las Brisas Financial Services LLC, (iii) 11,703,082 shares of common stock held by Amarillo Tech Opportunity I, LLC, and (iv) 353,243 shares of common stock held by Amarillo Tech Opportunity II, LLC. Mr. Ortiz is a managing member of Las Brisas Investment Management, LLC, the general partner of Las Brisas Financial Services LLC, and a managing member of Dorado Partners LLC, the general partner of Amarillo Tech Opportunity II, LLC. Mr. Ortiz has shared investment power with respect to the Amarillo Tech Opportunity II shares. The address of each of Las Brisas Investment Management, LLC, Las Brisas Financial Services LLC, Dorado Partners LLC, Amarillo Tech Opportunity I, LLC, and Amarillo Tech Opportunity II, LLC is Metro Office Park, 8 Street 1, Suite 300, Guaynabo, Puerto Rico 00968.

(9)    Consists of (i) 1,325,910 shares of common stock held directly by Mr. Hamilton, (ii) 3,825,000 shares of common stock held by Gracious Endurance Trust, and (iii) 3,825,000 shares of common stock held by Steadfast Endurance Trust. Charlie Hamilton is a trustee of Gracious Endurance Trust and Steadfast Endurance Trust. The address of Gracious Endurance Trust and Steadfast Endurance Trust is 1381 Paseo Don Juan, San Juan, Puerto Rico 00907.

(10)  Consists of 900,000 shares of common stock held by H4C, LLC. Marius Haas is a managing member of H4C, LLC. The address of H4C, LLC is 2001 Frances Dr, Austin, Texas 78746.

(11)  Consists of 16,516,350 shares of common stock held by EPG Holdings LLC. James Richard Perry is the managing member of EPG Holdings LLC. The address of EPG Holdings LLC is 200 Oak Run Lane, Round Top, Texas 78954.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers and directors, and beneficial owners of more than 10% of any registered class of our equity securities (each such person a “reporting person”) to file with the SEC initial reports of ownership and reports of changes in such ownership.

Based solely on a review of the forms and amendments thereto filed electronically by any reporting person with the SEC during or with respect to 2025 and written representations from any such reporting person that no Form 5 is required, we believe that all reports applicable to such reporting persons were filed in a timely manner in accordance with Section 16(a) of the Exchange Act.

Information Regarding Transactions in the Company’s Securities by Participants

The following table sets forth purchases and sales of the Company’s securities during the past two years by the persons listed above under “Board of Directors” and “Certain Officers.” None of the purchase price or market value of the securities listed below is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities.

Company Securities Purchased or Sold in the Past Two Years

The following table sets forth purchases and sales of the Company’s securities during the past two years by the persons listed above under “Board of Directors” and “Certain Officers.” None of the purchase price or market value of the securities listed below is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities.

Company Securities Purchased or Sold in the Past Two Years

Name	Date	Class of Security	Number of Securities Acquired (Sold)
Miles Everson	4/11/2025	Common Stock	900,000
	4/29/2025	Common Stock	4,500,000
	7/31/2025	Common Stock	6,300,000
	4/8/2026	Common Stock	(403,205)
	4/9/2026	Common Stock	(427,004)
Marius Haas	9/30/2025	Common Stock	900,000
Rick Perry	4/11/2025	Common Stock	16,516,350
Cordel Robbin-Coker	—	—	—
Lee McIntire	9/30/2025	Common Stock	148.122
Jeffrey S. Stein	—	—	—
Larry Kellerman	4/11/2025	Common Stock	11,700,000
Jacobo Ortiz Blanes	4/11/2025	Common Stock	7,875,000
	4/29/2025	Common Stock	3,375,000
	7/31/2025	Common Stock	6,300,000
	4/8/2026	Common Stock	(403,545)
	4/9/2026	Common Stock	(427,363)
Anna Bofa	—	—	—
Robert L. Masson	—	—	—

Miscellaneous Information Concerning Participants

Except as otherwise set forth in this Revocation Statement (including the Schedules hereto), (i) during the past 10 years, no Participant has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors); (ii) no Participant directly or indirectly beneficially owns any securities of the Company; (iii) no Participant owns any securities of the Company which are owned of record but not beneficially; (iv) no Participant has purchased or sold any securities of the Company during the past two years; (v) no part of the purchase price or market value of the securities of the Company owned by any Participant is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities; (vi) no Participant is, or within the past year was, a party to any contracts, arrangements or understandings with any person with respect to any securities of the Company, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies; (vii) no associate of any Participant owns beneficially, directly or indirectly, any securities of the Company; (viii) no Participant owns beneficially, directly or indirectly, any securities of any parent or subsidiary of the Company; (ix) no Participant or any of his, her or its associates or immediate family members was a party to any transaction, or series of similar transactions, since the beginning of the Company’s last fiscal year, or is a party to any currently proposed transaction, or series of similar transactions, to which the Company or any of its subsidiaries was or is to be a party, in which the amount involved exceeds $120,000; (x) no Participant or any of his, her or its associates has any arrangement or understanding with any person with respect to any future employment by the Company or its affiliates, or with respect to any future transactions to which the Company or any of its affiliates will or may be a party; (xi) no Participant has a substantial interest, direct or indirect, by securities holdings or otherwise in any matter to be acted on at the special meeting; (xii) no Participant holds any positions or offices with the Company; (xiii) no Participant has a family relationship with any director, executive officer, or person nominated or chosen by the Company to become a director or executive officer; (xiv) no companies or organizations, with which any of the Participants has been employed in the past five years, is a parent, subsidiary or other affiliate of the Company; (xv) there are no material proceedings to which any Participant or any of his, her or its associates is a party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries; and (xvi) with respect to each of the Participants, none of the events enumerated in Item 401(f)(1)-(8) of Regulation S-K of the Exchange Act occurred during the past 10 years.

PRELIMINARY COPY — SUBJECT TO COMPLETION, DATED JUNE 3, 2026

WHITE REVOCATION CARD

REVOCATION OF AGENT DESIGNATION

THIS REVOCATION OF GREEN AGENT DESIGNATION CARDS IS SOLICITED ON BEHALF OF FERMI INC. IN OPPOSITION TO THE SOLICITATION OF AGENT DESIGNATIONS BY TOBY R. NEUGEBAUER AND CERTAIN AFFILIATED ENTITIES AND PERSONS (TOGETHER, THE “NEUGEBAUER GROUP”) TO CALL A SPECIAL MEETING OF SHAREHOLDERS OF FERMI INC.

Each of the undersigned, acting with regard to all shares of common stock of Fermi Inc., par value $0.001 per share, entitled to vote and owned beneficially and/or of record by the undersigned, hereby acts as follows concerning any previously executed agent designation card (together, “Agent Designation”) delivered to the Neugebauer Group requesting the calling of a special meeting of shareholders described in the definitive Neugebauer Solicitation Statement, dated [•], 2026 and hereby confirms that the undersigned has the power to deliver a Revocation of Agent Designation for the number of shares represented hereby.

YOU MAY REVOKE ANY PREVIOUSLY EXECUTED AGENT DESIGNATION REGARDING THE NEUGEBAUER SOLICITATION FOR THE CALLING OF A SPECIAL MEETING BY SIGNING, DATING AND RETURNING THIS WHITE REVOCATION CARD TO THE COMPANY.

UNLESS YOU SPECIFY OTHERWISE, BY SIGNING AND DELIVERING THIS WHITE REVOCATION CARD TO THE COMPANY, YOU WILL BE DEEMED TO HAVE REVOKED ANY PREVIOUSLY SUBMITTED AGENT DESIGNATION WITH RESPECT TO ALL SHARES OF COMMON STOCK YOU OWN BENEFICIALLY AND/OR OF RECORD.

☐ YES, REVOKE MY AGENT DESIGNATION

PLEASE SIGN AND DATE THIS REVOCATION

Date

Signature

Signature (if held jointly)

Title(s)

PLEASE SIGN THIS WHITE REVOCATION CARD EXACTLY AS YOUR NAME APPEARS HEREON. IF SIGNING AS ATTORNEY, ADMINISTRATOR, EXECUTOR, GUARDIAN OR TRUSTEE, PLEASE GIVE YOUR TITLE AS SUCH. IF A CORPORATION, THIS SIGNATURE SHOULD BE THAT OF AN AUTHORIZED OFFICER WHO SHOULD STATE HIS OR HER TITLE. IF A PARTNERSHIP, SIGN IN PARTNERSHIP NAME BY AN AUTHORIZED PERSON. SIGNED REVOCATION CARDS WILL BE DEEMED TO REVOKE ALL PREVIOUSLY GIVEN AGENT DESIGNATIONS FOR THE NUMBER OF SHARES REPRESENTED BY THE ABOVE SIGNED.